Filed Pursuant to Rule 424(b)(2)
Registration No. 333-185049

Pricing Supplement dated November 4, 2013 to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

$6,001,000

Digital Coupon Notes, Series A

Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars

Due February 23, 2015

The notes will not bear interest. The amount that you will be paid on your notes at maturity is based on the performance of the U.S. Dollar value of the EURO STOXX 50® Index (which we refer to as the Reference Asset) as measured from the trade date to and including the valuation date. We will determine the U.S. Dollar value of the index by multiplying the closing level of the index on the relevant trading day by the USD/EUR exchange rate on that day. The initial index level and the final index level will incorporate this U.S. Dollar adjustment.

If the final level (which will be the U.S. Dollar value of the closing level of the reference asset on the valuation date) is equal to or greater than 90.00% of the initial level of 4,135.807239, you will receive the digital coupon of 8.60%. If the final level declines by more than 10.00% from the initial level of 4,135.807239, you will lose a portion of your investment on an accelerated basis and may lose all or a substantial portion of your investment depending on the performance of the reference asset. Any payment on your notes is subject to the credit worthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final level (determined on the valuation date, subject to adjustment) from the initial level of 4,135.807239 which we refer to as the percentage change. The percentage change may reflect a positive return (based on any increase in the level of the U.S. Dollar value of the reference asset over the life of the notes) or a negative return (based on any decrease in the level of the U.S. Dollar value of the reference asset over the life of the notes). At maturity, for each $1,000 principal amount of your notes:

●	if the percentage change is greater than or equal to -10.00% (the final level is equal to or greater than 90.00% of the initial level), you will receive the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the digital coupon of 8.60%; or
●	if the percentage change is below -10.00% (the final level is less than the initial level by more than 10.00%), you will receive the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the percentage change plus 10.00%. You will receive less than $1,000.

Any appreciation of the U.S. Dollar between the trade date and the valuation date against the Euro will negatively impact the return on the index and on your notes.

Following the determination of the initial level, the amount you will be paid on your notes at maturity will not be affected by the closing level of the reference asset or the USD/EUR exchange rate on any day other than the valuation date. You could lose all or a substantial portion of your investment in the notes. A percentage decrease of more than 10.00% between the initial level and the final level will reduce the payment you will receive at maturity below the principal amount of your notes. In addition, the notes will not bear interest, and no other payments on your notes will be made prior to maturity.

The estimated value of your Notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is approximately $976.00 per $1,000 face amount, which is less than the original issue price. The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990.00 per $1,000 face amount, which exceeds the estimated value of your Notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through February 4, 2014.

The Digital Coupon Notes, Series A Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars Due February 23, 2015 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to exchange rate risk and investment risks including possible loss of the principal amount invested due to the negative performance of the U.S. dollar value of the reference asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system. The return on your Notes will relate to the price return of the reference asset and will not include a total return or dividend component. The Notes are derivative products based on the performance of the U.S. dollar value of the reference asset. The Notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission (“SEC”), Nor ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	100.00%	$6,001,000.00
Underwriting commissions[1]	0.88%	$52,808.80
Proceeds to The Bank of Nova Scotia[2]	99.12%	$5,948,191.20

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about November 12, 2013 against payment in immediately available funds.

Scotia Capital (USA) Inc.	Goldman, Sachs & Co.

1 Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to $8.80 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

2 Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

The difference between the estimated value of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the trade date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates or Goldman, Sachs & Co. The Bank’s affiliates and Goldman, Sachs & Co. will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
Reference Asset:	The EURO STOXX 50® Index (Bloomberg Ticker: SX5E)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	100% of the Principal Amount of each Note
Currency:	U.S. Dollars
Underlying Currency	Euro
Pricing Date:	November 4, 2013
Trade Date:	November 4, 2013
Original Issue Date:	November 12, 2013
Maturity Date:	February 23, 2015, subject to adjustment as described in more detail in the accompanying product prospectus supplement.
Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 10.00%.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to $8.80 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. The underwriting commission set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $2.50 of underwriting fees and $6.30 of selling commission, to be set on the Trade Date. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

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Payment at Maturity:	The Payment at Maturity will be based on the performance of the U.S. Dollar value of the Reference Asset and will be calculated as follows:
If the Final Level is greater than or equal to the Buffer Level, then the Payment at Maturity will equal: Principal Amount + (Principal Amount x Digital Coupon)

If the Final Level is less than the Buffer Level, then the Payment at Maturity will equal:

Principal Amount + [Principal Amount × Buffer Rate x (Percentage Change + Buffer Percentage)]

In this case you will suffer a loss on your initial investment in an amount equal to the Buffer Rate multiplied by the negative Percentage Change in excess of the Buffer Percentage. Accordingly, you could lose up to 100% of your initial investment.

Initial Level:	4,135.807239
Final Level:

The Final Level of the Reference Asset will be determined based upon the closing level published on the Bloomberg page “SX5E<Index>” or any successor page on Bloomberg or any successor service, as applicable, multiplied by the Exchange Rate, each calculated on the Valuation Date. In certain special circumstances, the final level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

Exchange Rate:

For the Underlying Currency on any date of determination, the official mid-WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. Dollars per one unit of the Underlying Currency. If the official mid-WM Reuters fixing is unavailable, the exchange rate will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Buffer Level:	3722.2265151
Buffer Percentage:	10.00%
Buffer Rate:	Initial Level Buffer Level	, which equals approximately 111.11%
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Digital Coupon:	8.60%
Valuation Date:

February 18, 2015

The Valuation Date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-17 in the accompanying product prospectus supplement.

CUSIP/ISIN:	CUSIP 064159353 / ISIN US0641593530
Form of Notes:	Book-entry
Type of Notes:	Digital Coupon Notes, Series A
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE REFERENCE ASSET IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006939/e54971_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You can tolerate a loss of up to 100% of your initial investment and are willing to make an investment that may have an accelerated downside risk greater than the downside market risk of an investment in the U.S. Dollar value of the Reference Asset or in the U.S. Dollar value of the Reference Asset constituent stocks, subject to the Buffer Percentage.
•	You believe that the Final Level will not decline below the Initial Level by a percentage that is greater than the Buffer Percentage, or you believe that U.S. Dollar value of the Reference Asset will appreciate over the term of the Notes and that the appreciation is unlikely to exceed the cap on appreciation within the Digital Coupon.
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•	You understand and accept that your potential return is limited to the Digital Coupon and you would be willing to invest in the Notes based on the Digital Coupon indicated above.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the U.S. Dollar value of the Reference Asset.
•	You do not seek current income from your investment.
•	You are willing to hold the Notes to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the Notes.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that may have an accelerated downside risk greater than the downside market risk as an investment in the U.S. Dollar value of the Reference Asset or in the U.S. Dollar value of the Reference Asset constituent stocks, subject to the Buffer Percentage.
•	You believe that the level of the U.S. Dollar value of the Reference Asset will decline during the term of the Notes and the Final Level will likely decline below the Initial Level by a percentage that is greater than the Buffer Percentage, or you believe the U.S. Dollar value of the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to equal or exceed the cap on appreciation within the Digital Coupon.
•	You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Notes based on the Digital Coupon indicated above.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the U.S. Dollar value of the Reference Asset.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unwilling to hold the Notes to maturity, a term of approximately 15 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with

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respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

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Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or

  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

Hypothetical Payments AT MATURITY On the Notes

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the U.S. Dollar value of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the U.S. Dollar value of the Reference Asset on the Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000.00, a Buffer Percentage of 10.00% (the Buffer Level is 90.00% of the Initial Level), a Buffer Rate of 111.11%, a Digital Coupon of 8.60% of the Principal Amount and that no market disruption event occurs on the Valuation Date. Amounts below may have been rounded for ease of analysis.

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Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (and less than the digital coupon).

	Closing Level of Reference Asset on Pricing Date:	3,061.180000

	Exchange Rate on Pricing Date:	1.35105

	Initial Level:	4,135.807239

	Closing Level of Reference Asset on Valuation Date:	3,293.200000

	Exchange Rate on Valuation Date:	1.3345

	Final Level:	4,394.775400

	Percentage Change:	Approximately 6.26%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 8.60%) = $1,000.00 + $86.00 = $1,086.00

	On a $1,000.00 investment, a 6.26% Percentage Change results in a Payment at Maturity of $1,086.00.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and greater than the Digital Coupon).

	Closing Level of Reference Asset on Pricing Date:	3,061.180000

	Exchange Rate on Pricing Date:	1.35105

	Initial Level:	4,135.807239

	Closing Level of Reference Asset on Valuation Date:	4,704.500000

	Exchange Rate on Valuation Date:	1.3345

	Final Level:	6,278.155250

	Percentage Change:	Approximately 51.80%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 8.60%) = $1,000.00 + $86.00 = $1,086.00

	On a $1,000.00 investment, a 51.80% Percentage Change results in a Payment at Maturity of $1,086.00.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Closing Level of Reference Asset on Pricing Date:	3,061.180000

	Exchange Rate on Pricing Date:	1.35105

	Initial Level:	4,135.807239

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Closing Level of Reference Asset on Valuation Date:	2,940.465000

Exchange Rate on Valuation Date:	1.3345

Final Level:	3,924.050543

Percentage Change:	Approximately -5.12%

Payment at Maturity:	$1,000.00 + ($1,000.00 x 8.60%) = $1,000.00 + $86.00 = $1,086.00

On a $1,000.00 investment, a -5.12% Percentage Change results in a Payment at Maturity of $1,086.00.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (the decrease is more than the Buffer Percentage).

	Closing Level of Reference Asset on Pricing Date:	3,061.180000

	Exchange Rate on Pricing Date:	1.35105

	Initial Level:	4,135.807239

	Closing Level of Reference Asset on Valuation Date:	1,529.117491

	Exchange Rate on Valuation Date:	1.3345

	Final Level:	2,040.607292

	Percentage Change:	-50.66%

	Payment at Maturity:	$1,000.00 + [$1,000.00 x 111.11% x (-50.66% + 10.00%)] = $1,000.00 - $451.77= $548.23

	On a $1,000.00 investment, a -50.66% Percentage Change results in a Payment at Maturity of $548.23.

	Accordingly, if the Percentage Change is less than -10.00%, meaning the percentage decline from the Initial Level to the Final Level is greater than 10.00%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Buffer Rate multiplied by the negative Percentage Change in excess of the Buffer Percentage. You may lose up to 100% of your principal.

Example 5—	Calculation of the Payment at Maturity where the Underlying Currency has Depreciated.

	Closing Level of Reference Asset on Pricing Date:	3,061.180000

	Exchange Rate on Pricing Date:	1.35105

	Initial Level:	4,135.807239

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Closing Level of Reference Asset on Valuation Date:	3,098.960364

Exchange Rate on Valuation Date:	1.00

Final Level:	3,098.960364

Percentage Change:	-25.07%

Payment at Maturity:	$1,000.00 + [$1,000.00 x 111.11% x (-25.07% + 10.00%)] = $1,000.00 - $167.44 = $832.56

On a $1,000.00 investment, a -25.07% Percentage Change results in a Payment at Maturity of $832.56.

The Percentage Change is reflective of changes in the closing level of the Reference Asset as well as fluctuations in the Exchange Rate for the period from the Trade Date to the Valuation Date. Notwithstanding any changes in the Reference Asset, movements in the Exchange Rate may cause the Percentage Change to be negative, and therefore may result in a loss on your investment. You may lose up to 100% of your principal.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Notes at maturity for the set of Percentage Changes of the U.S. Dollar value of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a complete loss of your principal at maturity.

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ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s (as “Dealer” of the Notes) pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell Notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Notes, as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the date hereof through February 4, 2014. After February 4, 2014, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of the Notes as of the time the terms of the Notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally its credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to Goldman Sachs & Co.’s models due to, among other things, any differences in pricing models or assumptions used by others.

The difference between the estimated value of the Notes as of the time the terms of the Notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the difference between the total payment amount due at maturity on your notes and the face amount of your notes.

In addition to the factors discussed above, the value and quoted price of the Notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the Notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Notes, including the price you may receive for the Notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

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If at any time a third party dealer quotes a price to purchase your Notes or otherwise values your Notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.”

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your Notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the Notes. See “—The Notes Lack Liquidity.”

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Percentage Change of the U.S. Dollar value of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Percentage Change is equal to or greater than -10.00%. If the Percentage Change is less than -10.00%, meaning the percentage decline from the Initial Level to the Final Level is greater than the 10.00% Buffer Percentage, you will lose a significant portion of your initial investment in an amount equal to the Buffer Rate multiplied by that negative Percentage Change in excess of the Buffer Percentage. Accordingly, you may lose your entire investment in the Notes if the percentage decline from the Initial Level to the Final Level is greater than 10.00%.

The Downside Market Exposure to the U.S. Dollar value of the Reference Asset is Buffered Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the U.S. Dollar value of the Reference Asset at such time is not below the Initial Level by a percentage greater than the Buffer Percentage.

Your Potential Payment at Maturity Is Limited by the Digital Coupon

The return on the Notes will not exceed the Digital Coupon. Therefore, if the appreciation of the U.S Dollar value of the Reference Asset exceeds the cap on appreciation set by the Digital Coupon, the Notes will provide less opportunity to participate in the appreciation of the U.S. Dollar value of the Reference Asset than an investment in a security linked to the U.S. Dollar value of the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the U.S Dollar value of the Reference Asset.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities

Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the Reference Asset may have less liquidity and may be more volatile than U.S. or other securities

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markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes are Subject to Foreign Currency Exchange Rate Risk

The Reference Asset is denominated in Euro and the investment in the Reference Asset will involve foreign currency risk. The value of the Notes will be affected by the exchange rate fluctuations between the U.S. Dollar and Euro. The closing level of the Reference Asset will be adjusted to reflect its U.S. Dollar value by converting the closing level of the Reference Asset from Euro (in which it is denominated) to U.S. Dollars. Consequently, if the value of the U.S. Dollar strengthens against the Euro, you may lose a significant part of your investment in the Notes, even if the value of the Reference Asset increases over the life of your Notes.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your Notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;
•	interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the Notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the Reference Asset or other de facto restrictions on the repatriation of U.S. Dollars.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

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No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the U.S. Dollar value of the Reference Asset and indirectly linked to the U.S. Dollar value of the Reference Asset constituent stocks, and the extent to which the Percentage Change is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Digital Coupon Applies Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Digital Coupon or the Notes themselves, and the return you realize may be less than the Digital Coupon even if such return is positive. You can receive the full benefit of the Digital Coupon only if you hold your Notes to maturity.

The Payment at Maturity Is Not Linked to the U.S. Dollar value of the Level of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Level (subject to adjustments as described).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing levels of the Reference Asset prior to the Valuation Date.  Although the actual U.S. Dollar value of the level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the U.S. Dollar value of the closing levels of the Reference Asset at any time other than the Valuation Date.

If the U.S. Dollar value of the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks. Changes in the U.S. dollar value of the levels of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

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Holding the Notes is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset constituent stocks. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset constituent stocks would enjoy.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the U.S. Dollar value of the Reference Asset will rise above the Initial Level or that the percentage decline from the Initial Level to the Final Level will not be greater than the Buffer Percentage. The Final Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the U.S. Dollar Value of the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Notes is based on the performance of U.S. Dollar value of the Reference Asset, which reflects the changes in the market prices of the Reference Asset constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset constituent stocks. The return on your Notes will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the U.S. Dollar value of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the U.S. Dollar value of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the U.S. Dollar value of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Notes

The policies of STOXX Limited, the sponsor of the Reference Asset (the ‘‘Sponsor’’ or “STOXX”), concerning additions, deletions and substitutions of the Reference Asset constituent stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset constituent stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Notes.

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The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the U.S. Dollar value of the Reference Asset. The Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.

The Notes are Subject to Non-U.S. Securities Market Risk

The Reference Asset constituent stocks that comprise the Euro Stoxx 50 Index are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange. All of these factors could have a material adverse effect on the value of the Notes.

Owning the Notes Is Not the Same as Owning the Underlying Currency

The return on your Notes will not reflect the return you would realize if you actually purchased the underlying currency. Even if the underlying currency appreciates during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the underlying currency to appreciate while the market value of the Notes declines.

Intervention in the Foreign Currency Exchange Markets by the Country Issuing the Underlying Currency Could Materially and Adversely Affect the Value of Your Notes

Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the underlying currency or the U.S. Dollar use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Currency developments may occur in the country issuing the currency of the non-U.S. Dollar denominated Reference Asset to which your Notes are linked. Often, these currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing notes linked to foreign currencies is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

There will be no offsetting adjustment or change made during the life of your Notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that any band limiting the float of the underlying currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the underlying currency, the U.S. Dollar, or any other currency.

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A weakening in the exchange rate of the underlying currency relative to the U.S. Dollar may have a material adverse effect on the value of your Notes and the return on an investment in your Notes.

The Eurozone Financial Crisis Could Negatively Impact Investors in the Notes

A number of countries in the eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations, and their financial institutions. Countries in the eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other eurozone countries. The economic, political, legal and regulatory ramifications of this financial crisis, including any legal or regulatory changes made in response to the crisis, are impossible to predict. During the crisis, the USD/EUR exchange rate may be significantly more volatile than it has been in the past (as may the exchange rate between the Euro and other currencies). In response to this crisis, governments and regulatory bodies have taken, and may in the future take, extraordinary measures to intervene in the currency markets for the Euro and the economies and financial institutions of the eurozone. Increased volatility caused by the crisis and any economic, political, legal or regulatory changes made to address, or otherwise resulting from, the crisis and any intervention in the currency markets or eurozone economies could have an adverse effect on the USD/EUR exchange rate or the exchange rate between the Euro and other currencies. There is also a possibility that one or more eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the Euro and other currencies and potentially the convertibility of the Euro in such countries. There is also the possibility that the Euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable. If this were to happen, the determination date, and therefore the stated maturity date, for your Notes could be postponed. In this case, the exchange rate used to calculate your payment at maturity, if any, would be determined by the calculation agent based on its assessment, made in its sole discretion.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity and the Digital Coupon behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. and the Dealer may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. and the Dealer are willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. and the Dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Hedging Activities by the Bank and the Dealer May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates and the Dealer or one or more of its affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the U.S. Dollar value of the Reference Asset. The Bank, the Dealer or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset

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or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates and the Dealer or one or more of its affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the U.S. Dollar Value of the level or price of the Reference Asset or the Reference Asset constituent stocks. Any of these hedging activities may adversely affect the U.S. Dollar Value of the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or the Dealer, or its affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank, or our respective affiliates, or the Dealer, or its affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Dealer and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the U.S. Dollar Value of the level of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the U.S. Dollar Value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Dealer and/or its affiliates, or our respective clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates and the Dealer and its affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates and the Dealer and Its Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates and the Dealer and its affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us, the Dealer or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

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Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us or the Dealer regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the Calculation Agent will determine the applicable Final Level that must be used to determine the Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Reference Asset Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates and the Dealer and its respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks. Nevertheless, none of us, the Dealer, or our or its respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Information Regarding The Reference Asset

The EURO STOXX 50® Index, which we refer to as the Reference Asset, is a capitalization-weighted index of 50 European blue-chip stocks and was created by STOXX Limited, a joint venture among Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the Reference Asset began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the Reference Asset is disseminated on, and additional information about the index is published on, the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the Reference Asset and may discontinue publication of the Reference Asset at any time.

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The top ten constituent stocks of the Reference Asset as of September 30, 2013, by weight, are: Total S.A. (5.37%), Sanofi (5.15%), Siemens AG (4.23%), Bayer AG (4.08%), BASF SE (3.73%), Banco Santander S.A. (3.63%), Daimler AG (3.20%), Anheuser-Busch InBev N.V. (3.13%), BNP Paribas S.A. (3.03%) and Allianz SE (2.97%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheet/3, Components” and are updated periodically.

As of September 30, 2013, the sixteen industry sectors which comprise the Reference Asset represent the following weights in the index: Automobiles & Parts (6.00%), Banks (15.60%), Chemicals (9.50%), Construction & Materials (2.90%), Food & Beverage (7.40%), Health Care (6.00%), Industrial Goods & Services (10.30%), Insurance (9.10%), Media (1.20%), Oil & Gas (8.80%), Personal & Household Goods (3.90%), Real Estate (1.00%), Retail (2.20%), Technology (4.50%), Telecommunications (5.40%) and Utilities (6.00%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheet/2, Supersector Weighting” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of September 30, 2013, the seven countries which comprise the Reference Asset represent the following weights in the index: Belgium (3.10%), France (37.00%), Germany (32.30%), Ireland (0.70%), Italy (7.30%), Netherlands (7.20%) and Spain (12.40%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/sx5e_fs.pdf under “Factsheet/2, Country Weighting” and are updated periodically.

Index Composition and Maintenance

The composition of the index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September.

The free float factors for each component stock used to calculate the index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The index is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the index if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The index is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed. Any changes are announced, implemented, and much effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index = free float market capitalization of the index at the time divisor of the index at the time

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The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor, weighting cap factor, and the exchange rate from local currency into the index currency for the component company as of the time that the index is being calculated.

The index is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the underlier level or the level of the index.

The divisor of the index is adjusted to maintain the continuity of the index’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self tender, and spin-offs.

The divisor is calculated by starting with the previous divisor in effect (which we call the “original divisor value”) for the index and multiplying it by a fraction, the numerator of which is the sum for all underlier stocks (calculated on an individual stock basis) of the original divisor value for that underlier stock (as described below), plus or minus the difference between the adjusted free float market capitalization of that stock and the original free float market capitalization of that stock, calculated using the values used to calculate the original divisor value, and the denominator of which is that stock’s original divisor value. The adjusted free float market capitalization is calculated for underlier stocks that have experienced a corporate action of the type described above as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices (adjusted to account for such corporate action), the new number of shares, and the free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. The original divisor value is the sum for all underlier stocks (calculated on an individual stock basis using the values at the time the previous calculation of the divisor was made) of the product of (i) the stock price of that underlier stock, times (ii) the number of shares of such underlier stock, times (iii) the free float factor, times (iv) the weighting cap factor. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is published. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX management board.

License Agreement

The Bank has entered into a non-exclusive license agreement with STOXX, which grants the Bank a license in exchange for a fee to use the index in connection with the issuance of certain securities, including the Notes.

STOXX has no relationship to the Bank, other than the licensing of the index and its service marks for use in connection with the Notes.

STOXX does not:

•	sponsor, endorse, sell or promote the Notes;
•	recommend that any person invest in the Notes or any other financial products;
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes;
•	have any responsibility or liability for the administration, management or marketing of the Notes; and
•	consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the index or have any obligation to do so.

STOXX will not have any liability in connection with the Notes. Specifically, STOXX does not make any warranty, express or implied, and the STOXX disclaims any warranty about:

•	the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the index and the data included in the index;
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•	the accuracy or completeness of the index or its data;
•	the merchantability and the fitness for a particular purpose or use of the index or its data;
•	any errors, omissions or interruptions in the index or its data; and
•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing relating to the use of the index and trademark referred to above by the Bank will be solely for the benefit of the Bank, and not for any other third parties.

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Historical Information

The table below shows the high, low and final closing levels of the Reference Asset for each of the four calendar quarters in 2010, 2011 and 2012 and the first, second, third and fourth calendar quarters of 2013 (through November 4, 2013). Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarterly High, Low and Closing Levels of the Reference Asset

	High	Low	Close
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ending March 31	2,749.27	2,570.52	2,624.02
Quarter ending June 30	2,835.87	2,511.83	2,602.59
Quarter ending September 30	2,936.20	2,570.76	2,893.15
Quarter ending December 31 (through November 4, 2013)*	3,067.95	2,902.12	3,061.18

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from January 1, 2013 through November 4, 2013. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.
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The graph below illustrates the performance of the Reference Asset from January 2, 2003 through November 4, 2013 without accounting for movements in the Exchange Rate of the underlying currency. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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Historical Exchange Rates

The USD/EUR exchange rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the exchange rate during any period shown below is not an indication that such exchange rate is more or less likely to increase or decrease at any time during the life of your Notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the Exchange Rate will result in your receiving an amount greater than the outstanding face amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Exchange Rate. The actual performance of the Exchange Rate over the life of the offered Notes, as well as the cash settlement amount, may bear little relation to the historical Exchange Rates shown below.

The following table sets forth the published high, low and end of quarter daily Exchange Rates for the underlying currency for each of the four calendar quarters in 2010, 2011 and 2012 and the first, second, third and fourth calendar quarters of 2013 (through November 4, 2013), as published by Reuters for such periods. The Exchange Rate is expressed as the amount of U.S. Dollars per one Euro. As set forth in the following table, an increase in the Exchange Rate for a given day indicates a strengthening of the Euro against the U.S. Dollar, while a decrease in the Exchange Rate indicates a relative weakening of the Euro against the U.S. Dollar.

Quarterly High, Low and Period End Exchange Rates of USD versus EUR

	High	Low	Close
2010
Quarter ended March 31	1.45465	1.33430	1.35310
Quarter ended June 30	1.36265	1.19300	1.22490
Quarter ended September 30	1.36520	1.24550	1.36520
Quarter ended December 31	1.42245	1.30175	1.34155
2011
Quarter ended March 31	1.42115	1.29330	1.41910
Quarter ended June 30	1.48915	1.40220	1.44985
Quarter ended September 30	1.45350	1.34170	1.34170
Quarter ended December 31	1.41760	1.29145	1.29815
2012
Quarter ended March 31	1.34630	1.26665	1.33170
Quarter ended June 30	1.33390	1.23630	1.26905
Quarter ended September 30	1.31475	1.20850	1.28650
Quarter ended December 31	1.32595	1.27055	1.31840
2013
Quarter ending March 31	1.36960	1.27810	1.28410
Quarter ending June 30	1.34040	1.28240	1.29985
Quarter ending September 30	1.35425	1.27860	1.35365
Quarter ending December 31 (through November 4, 2013)*	1.38035	1.34875	1.35105

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*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from January 1, 2013 through November 4, 2013. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

We obtained the information in the table above from Reuters, without independent verification. The historical Exchange Rates set forth above should not be taken as an indication of future performance. We cannot give you any assurance that any cash settlement amount at maturity will be greater than the face amount of your Notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to Goldman, Sachs & Co. at a discount and underwriting commissions of $8.80 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. The underwriting commission set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $2.50 of underwriting fees and $6.30 of selling commission, as set on the Trade Date of November 4, 2013. In accordance with the terms of a distributor accession letter, Goldman, Sachs & Co. has been appointed as a distribution agent under the distribution agreement and may purchase Notes from The Bank of Nova Scotia or its affiliates. Scotia Capital (USA) Inc. will also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

We expect that delivery of the Notes will be made against payment therefor on or about the 5th Business Day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in 5 Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain Canadian Income Tax Consequences

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of any of the Reference Asset constituent stocks would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Asset constituent stocks and consult your tax advisor regarding the possible consequences to you in this regard.

In this regard and in regard to a potential application of the “constructive ownership” rules, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to

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treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Non-U.S. Holders. Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary U.S.- source dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents subject to U.S. withholding tax. To the extent any final regulations may impose a withholding tax on payments or adjustment made on the Notes on or after January 1, 2014 that are treated as U.S.-source dividend equivalents, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. holders may be required to provide certifications prior to or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Allen & Overy LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 11, 2012, which has been filed as Exhibit 5.1 to the Bank’s Form F-3/A dated December 11, 2012.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 11, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 11, 2012.

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